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                                                                   EXHIBIT 99.2

                                 PRESS RELEASE
                             FOR IMMEDIATE RELEASE


Dallas, Texas
June 18, 1996                                    NASDAQ STOCK SYMBOL - URIX


                    URI ANNOUNCES MAJOR RESERVE ACQUISITION
                              AND EXPANSION PLANS

     Uranium Resources, Inc. (URI) announced today that it has acquired the rights to the South Texas Alta Mesa uranium in-situ leach deposit from Mestena Unproven, Ltd., Jones Ranch Minerals Unproven, Ltd. and Mestena Proven Ltd., all Texas limited partnerships. The property, which has been extensively drilled by prior leaseholders, contains approximately 8.0 million pounds of low-cost in-place proven and probable uranium reserves, and an additional 5.0 million pounds of in-place potential reserves. Preliminary recovery factors on the property are estimated at 65-75% of the in-place reserves.

     The Company will commence immediate licensing and permitting activities on the property with plant construction expected to begin as soon as the second quarter of 1997. Plans are to bring the property into production by the end of the first quarter of 1998 at a production rate in excess of one million pounds annually. Alta Mesa will be brought on-line simultaneously with the Company's existing Rosita and Kingsville Dome operations, expanding URI's South Texas production capability to over 3 million pounds annually; a 50% increase, or 1 million pounds higher than previously forecasted.

     In announcing the acquisition, Mr. Paul K. Willmott, Chairman, said, "The acquisition of Alta Mesa marks a key strategic success for the Company and represents an important step in the implementation of the exploration/acquisition phase of URI's ongoing multi-phased expansion plans. The additional reserves on this new property will increase our South Texas proven and probable reserve base by almost 75%. Initial estimates for full production costs, including acquisition costs, plant and wellfield capital costs, operating costs, and projected reclamation costs are estimated in the $10-$11 per pound range making Alta Mesa's costs comparable to URI's Rosita and Kingsville Dome facilities."

     While increasing our presence in South Texas, URI continues to move forward with the New Mexico phase of its multi-phased production plan. Assuming our success in obtaining the necessary licenses and permits, URI anticipates start-up production in New Mexico in late 1997 or early 1998, as well, at a projected annual rate of 1 million pounds, followed by the expansion of additional production to an ultimate rate of 3 million pounds, giving URI a combined Texas and New Mexico production capacity of 6 million pounds annually.

     Mr. Willmott further stated, "URI continues to emerge as not only the largest producer in the United States, but continues to consolidate its position as one of the lowest cost - if not the lowest cost domestic uranium producers."

     Uranium Resources, Inc. is a Dallas based uranium mining company, whose shares trade on the National Market System under the Symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium reserves in South Texas and New Mexico.


               CONTACTS:  Paul K. Willmott, President, or
                          Thomas H. Ehrlich, Vice President - CFO
                          Uranium Resources, Inc.
                          (214) 387-7777


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